UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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Form 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 25, 2022
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StoneX Group Inc.
(Exact name of registrant as specified in its charter)
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Delaware	000-23554	59-2921318
(State of Incorporation)	(Commission File Number)	(IRS Employer ID No.)
230 Park Ave, 10th Floor
New York, NY 10169
(Address of principal executive offices, including Zip Code)
(212) 485-3500
(Registrant’s telephone number, including area code)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to rule 14d-2(b) under the Exchange Act 17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 par value	SNEX	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Compensatory Arrangement of Certain Officers.
On March 25, 2022, we entered into employment agreements (the “Employment Agreements”) with each of Sean O’Connor (our Chief Executive Officer), William Dunaway (our Chief Financial Officer), Diego Rotsztain (our Chief Governance and Legal Officer), Glenn Stevens (our Chief Executive Officer of our retail business) and Philip Smith (the Chief Executive Officer of StoneX Financial Ltd, a subsidiary of the Company) (collectively, the “Executives”). The Employment Agreement with Mr. Stevens supersedes his prior employment agreement with GAIN Capital Holdings, Inc. dated as of October 22, 2018 and the amendment thereto dated August 3, 2020. The Employment Agreement with Mr. Rotsztain supersedes his prior employment agreement with GAIN Capital Holdings, Inc. dated as of February 4, 2019 and the amendment thereto dated August 3, 2020.

The Employment Agreements provide for an annual base salary and that the Executives will be eligible to participate in the Company’s annual bonus program for members of the Company’s Group Executive Committee (the “Annual Bonus”). The Annual Bonus will be paid approximately 70% in cash and 30% in restricted stock which will vest in accordance with the terms of the award agreement (with the number of shares determined using a 25% discount to fair market value). The Executives are also eligible to participate in the Company’s long-term incentive performance-based cash compensation plan (“LTIP”).

In the event any of the Executives are terminated without “Cause” or resign for “Good Reason” (as each such term is defined in the Employment Agreements), then, subject to the Executive’s execution and nonrevocation of a general release of claims, as well as the Executive’s compliance with the restrictive covenants set forth in the Employment Agreement, the Executives are entitled to receive the following: (i) 18 months’ base salary payable in equal installments over the 18-month period (provided that, if such termination occurs within 12 months following a “Change of Control” (as such term is defined in the Employment Agreements), the Executives would be entitled to 24 months’ base salary, which amount would be payable in a lump sum); (ii) one-and-a-half times the Executive’s target Annual Bonus for the fiscal year in which the termination of employment occurs, which amount will be payable in equal installments over the 12-month period following the last day of their employment (provided that, if such termination occurs within 12 months following a Change of Control, the Executive would be entitled to two times their target Annual Bonus, which amount would be payable in a lump sum); (iii) a pro rata bonus based on an estimate of actual performance (the “Pro Rata Bonus”); (iv) the accrued but unpaid Annual Bonus, if any, for the year prior to termination (the “Accrued Bonus”); and (v) continued health benefits (or for Mr. Smith, continued participation in his employer’s private medical insurance plan), for the 18-month period following termination of employment (provided that, if such termination occurs within 12 months following a Change of Control, the Executive would be entitled to 24 months of such continued benefits). Mr. Smith is also entitled to payment in lieu of notice to the extent any requisite notice is not provided. In addition to the foregoing, Mr. Stevens’ and Mr. Rotsztain’s Employment Agreements provide that their resignation for “Good Reason” under their Employment Agreement will be treated as a termination without “Cause” under the terms of the restricted stock and LTIP awards granted to them in 2020.

The terms of the Executives’ Employment Agreements also provide for a covenant not to compete with us for a period of one year (or 6 months for Mr. Smith) following a termination of their employment (provided that, if the Executive is terminated without Cause or resigns for Good Reason within 12 months of a Change of Control, the noncompete period will be reduced to 6 months), covenants not to solicit our employees, consultants or clients for a period of one year following a termination of their employment, and a covenant not to disclose any confidential information following a termination of the Executive’s employment.

The foregoing description of the Employment Agreements contained herein does not purport to be complete and is qualified in its entirety by reference to the complete text of the Employment Agreements.

Item 9.01. Financial Statements and Exhibits.
(d)    Exhibits

Exhibit No.

104    Cover Page Interactive Data File (embedded within the Inline XBRL document).

Signature
Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

StoneX Group Inc.
(Registrant)
March 31, 2022	/s/ David A. Bolte
(Date)	David A. Bolte
Corporate Secretary